EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, Amended and Restated 2008 New Employee Equity Incentive Plan, 2004 Equity Incentive Plan and 1997 Stock Plan of Theravance, Inc. of our reports dated March 3, 2014, with respect to the consolidated financial statements of Theravance, Inc. and the effectiveness of internal control over financial reporting of Theravance, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
August 6, 2014